Exhibit 2.2
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
As of December 31, 2022, Semantix, Inc. (the “Company”, “we”, “us” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol	Name of each exchange on which registered

Ordinary shares, par value $0.001 per share	STIX	The Nasdaq Stock Market LLC
Warrants, each exercisable for one ordinary share at an exercise price of $11.50	STIXW	The Nasdaq Stock Market LLC
Description of Ordinary Shares (Items 9.A.3, 9.A.5, 9.A.6, 9.A.7, 10.B.3, 10.B.4, 10.B.6, 10.B.7, 10.B.8, 10.B.9 and 10.B.10 of Form 20-F)
We are an exempted company incorporated with limited liability in the Cayman Islands. Our affairs are governed by our amended and restated articles of association (the “Articles”) and the Cayman Islands Companies Act (the “Companies Act”).
Our authorized share capital is US$287,500 consisting of 287,500,000 ordinary shares, par value US$0.001 per share (the “Ordinary Shares”). As of December 31, 2022, there were 80,380,061 Ordinary Shares issued and outstanding.
General
All of the issued and outstanding Ordinary Shares are fully paid and non-assessable. Certificates (to the extent any are issued) representing the issued and outstanding Ordinary Shares are generally not issued and legal title to the issued shares is recorded in fully registered, book-entry form in the register of members. Holders of Ordinary Shares have no pre-emptive, subscription, redemption or conversion rights.
Register of Members
We must keep a register of members in accordance with the Companies Act, and there shall be entered therein:
•the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member and the voting rights of shares of each member;
•the date on which the name of any person was entered on the register as a member; and
•the date on which any person ceased to be a member.
Under Cayman Islands law, the register of members is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. As a result, the shareholders recorded in the register of members are deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from the register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of the company, the person or member aggrieved (or any member of the company or the company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.
Issue of Shares
Subject to the Articles and the rules of Nasdaq, our board of directors may issue, allot and dispose of or grant options over all shares and issue warrants or similar instruments with respect thereto to such persons, on such terms, and with or without preferred, deferred or other rights and restrictions, whether in regard to dividend, voting, return of capital or otherwise, and otherwise in such manner as they may think fit. Subject to the description in “—Variation of Rights of Shares” below, the issuance of any such shares is subject to and cannot adversely affect the rights of the holders of any of our existing shares.
Dividends
Subject to the Companies Act and the special rights attaching to shares of any class, our directors may, in their absolute discretion, declare dividends on shares in issue and authorize payment of the dividends out of our funds lawfully available for those purposes. Dividends must be paid out of our realized or unrealized profits, out of our share premium account, or as otherwise permitted by the Companies Act. A dividend may not be paid if this would result in us being unable to pay our debts as they fall due in the ordinary course of business.
Except as otherwise provided by the rights attached to shares, or as otherwise determined by the directors, all dividends in respect of shares must be declared and paid according to the par value of the shares that a shareholder holds. If any share is issued on terms providing that it shall rank for dividend as from a particular date, then that share will rank for dividend accordingly.
For the purpose of determining the shareholders entitled to receive payment of any dividend, our directors may either before or on the date of declaration of such dividend fix a date as the record date for such determination. If no record date is fixed for the determination of shareholders entitled to receive payment of a dividend, the date on which the resolution of the directors declaring such dividend is adopted will be the record date.
Voting Rights
Each Ordinary Share entitles the holder to one vote on all matters upon which the holders are entitled to vote. Voting at any general meeting is by show of hands, unless voting by way of poll is demanded by the chairman of the board of directors or any shareholder present in person or by proxy.
General meetings require a quorum to be present. Quorum is met by the presence, in person or by proxy, of one or more persons holding at least twenty per cent in par value of the issued Ordinary Shares that confer the right to attend and vote at that meeting.
A special resolution will be required for important matters such as a reduction of our share capital, registration by way of continuation, approval of a plan of merger or consolidation, making changes to the Articles, or our voluntary winding up.
An ordinary resolution of our shareholders requires the affirmative vote of at least a simple majority of the votes cast at a quorate general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast at a quorate general meeting. Any action required or permitted to be taken at our general meeting may be taken by resolution in writing of all the shareholders.

Variation of Rights of Shares
All or any of the rights attached to any class of our shares (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not we are being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by our board of directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.
Transfer of Ordinary Shares
Any shareholder may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or any other form prescribed by the Nasdaq or as otherwise approved by the board of directors. The transferor shall be deemed to remain the holder of such shares until the name of the transferee is entered in the register of members.
Redemption of Ordinary Shares
We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the shareholder, on such terms and in such manner as may be determined by our board of directors, before the issue of such shares. We may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors and agreed with the shareholder or are otherwise authorized by our Articles. Subject to the Companies Act, the redemption or repurchase of any share may be paid out of a company’s profits, its capital, or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase. In addition, under the Companies Act no such share may be redeemed or repurchased (i) unless it is fully paid-up, (ii) if such redemption or repurchase would result in there being no shares in issue, or (iii) if the company has commenced liquidation. In addition, we may accept the surrender of any fully paid share for no consideration.
Changes in Capital
We may from time to time by ordinary resolution:
•increase the share capital by such sum as the resolution prescribes;
•consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;
•convert all or any of our paid-up shares into stock and reconvert that stock into paid-up shares of any denomination;
•sub-divide our existing shares into shares of a smaller amount than that fixed by our Articles or into shares without par value; and
•cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.
Subject to the Companies Act and our Articles, our shareholders may by special resolution reduce our share capital.

Liquidation
On our winding up, if the assets available for distribution among our shareholders shall be insufficient to repay all of the paid-up capital, the assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them. If the assets available for distribution among our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus will be distributed among our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to us for unpaid calls or otherwise.
Description of Warrants (Item 12.B of Form 20-F)
As of December 31, 2022, there were 18,499,984 warrants issued and outstanding. Our warrants are issued in registered (book-entry) form under the warrant agreement, dated February 18, 2021, by and between Alpha Capital Acquisition Company (“Alpha”) and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”). As used herein:
“First Effective Time” means the time at which the first merger related to the business combination of the Company with Alpha became effective.
“Private Warrants” means the 7,000,000 private placement warrants (all of which are held by Alpha Capital Sponsor LLC and its current beneficial owners) issued by us in exchange for an equal number of private placement warrants issued by Alpha held by Alpha Capital Sponsor LLC that were outstanding immediately prior to the First Effective Time.
“Public Warrants” means the 11,499,984 public warrants issued by us in exchange for 11,500,000 public warrants issued by Alpha that were outstanding immediately prior to the First Effective Time.
“Warrants” means the 18,499,984 warrants issued by us, consisting of 11,499,984 Public Warrants and 7,000,000 Private Warrants, each of which is exercisable for one Ordinary Share at an exercise price of $11.50.
The following summary of certain provisions relating to our warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to the Warrant Agreement.
General
There are currently outstanding an aggregate of 11,499,984 Public Warrants. The Public Warrants, which entitle the holder to purchase one Ordinary Share at an exercise price of $11.50 per share (“Exercise Price”), became exercisable on September 2, 2022, which is 30 days after the completion of the Business Combination. The Public Warrants will expire on August 3, 2027 (i.e., five years after the completion of the Business Combination) or earlier upon redemption or liquidation in accordance with their terms.
Upon the completion of the Business Combination, there were also 7,000,000 Private Warrants held by the Sponsor (before the distribution from the Sponsor to its members in connection with the Closing). The Private Warrants are identical to the Public Warrants in all material respects, except that the Private Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by us, (ii) may be exercised by the holders on a cashless basis and (iii) are entitled to registration rights. Private Warrants that are transferred to persons other than permitted transferees shall upon such transfer cease to be Private Warrants and shall become Public Warrants.

Exercise
A Warrant may be exercised by delivering to the warrant agent (i) the Warrant, (ii) an election to purchase form, and (iii) the payment in full of the Exercise Price and any and all applicable taxes due in connection with the exercise.
As soon as practicable after the exercise of any Warrant we will issue a book-entry position or certificate, as applicable, for the Ordinary Shares. All Ordinary Shares issued upon the proper exercise of a Warrant in conformity with the Warrant Agreement will be validly issued, fully paid and non-assessable.
Adjustments
We may, in our sole discretion, lower the Exercise Price at any time prior to the expiration date for a period of not less than 20 business days, provided that we provide at least three days prior written notice of such reduction to registered holders of the Warrants and that any such reduction shall be identical among all of the Warrants.
The number of Ordinary Shares issuable upon the exercise of the Warrants is subject to customary adjustments in certain circumstances, such as a share sub-division, dividend or reclassification of our Ordinary Shares, as described in the Warrant Agreement. In the event the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, the Exercise Price will be adjusted (to the nearest cent) by multiplying the Exercise Price immediately prior to such adjustment, by a fraction (x) the numerator of which shall be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Ordinary Shares so purchasable immediately thereafter.
If, by reason of any adjustment made pursuant to the events described above, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in an Ordinary Share, we will, upon such exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to such holder.
Warrant holders also have replacement rights in the case of certain reorganization, merger, consolidation or sale transactions involving our company or substantially all of our assets (each a “Replacement Event”). Upon the occurrence of any Replacement Event, Warrant holders will have the right to purchase and receive (in lieu of our Ordinary Shares) the kind and amount of shares or other securities or property (including cash) receivable upon such Replacement Event that the holder would have received if the Warrants were exercised immediately prior to such event.
Upon any adjustment of the Exercise Price or the number of Ordinary Shares issuable upon exercise of a Warrant, we will provide written notice of such adjustment to the warrant agent stating the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of Ordinary Shares purchasable at such price upon the exercise of a Warrant. We will also provide notice of any adjustment described above to each Warrant holder at the last address set forth in the warrant register stating the date of the event.

Cashless Exercise
We agreed to use commercially reasonable efforts to file with the SEC as soon as practicable a registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Warrants. We are obligated to use commercially reasonable efforts to cause the registration statement to become effective and to maintain its effectiveness, and a current prospectus relating thereto, until the expiration or redemption of the Warrants. If any such registration statement has not been declared effective by the 60th business say following the closing of the Business Combination, Warrant holders have the right, during the period beginning on the 61st business day after the closing of the Business Combination and ending upon such registration statement being declared effective by the SEC, and during any other period when we shall fail to have maintained an effective registration statement covering the Ordinary Shares issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis.” In a cashless exercise, holders may exchange their Warrants for a number of Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the excess of the Fair Market Value (as defined hereinafter) over the Exercise Price by (y) the Fair Market Value and (B) 0.361. “Fair Market Value” in this paragraph means the volume weighted average price of the Ordinary Shares as reported during the ten trading days ending on the trading day prior to the date that notice of exercise is received by the warrant agent from the holder of such Warrants or its securities broker or intermediary.
If, by reason of any exercise of Warrants on a “cashless basis,” the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in an Ordinary Share, we will round down to the nearest whole number, the number of Ordinary Shares to be issued to such holder.
Redemption
We have the right to redeem all the Public Warrants (but not less than all the Public Warrants), at any time while they are exercisable and prior to their expiration, at the price of $0.01 per Warrant if (i) the last reported sale price of our Ordinary Shares has been at least $18.00 per share (subject to certain adjustments), on 20 trading days within the 30-trading-day period ending on the third business day prior to the date on which notice of the redemption is given and (ii) there is an effective registration statement covering issuance of the Ordinary Shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30 days prior to the redemption date. These redemption rights do not apply to the Private Warrants unless and until they are transferred to persons other than the Sponsor and its permitted transferees.
We may also redeem the Public Warrants in whole (but not in part) at any time while they are exercisable and prior to their expiration, at the price of $0.10 per Warrant if the last reported sale price of our Ordinary Shares has been at least $10.00 per share (subject to certain adjustments) on 20 trading days within the 30-trading-day period ending on the third business day prior to the date on which notice of the redemption is given. If the last reported sale price of our Ordinary Shares has been less than $18.00 per share (subject to certain adjustments) on 20 trading days within the 30-trading-day period ending on the third business day prior to the date on which notice of the redemption is given, the Private Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants. During the 30-day redemption period, Warrant holders may elect to exercise their Warrants on a “cashless basis” and receive a number of Ordinary Shares as described under “—Cashless Exercise” above.
If we choose to redeem our Warrants, we are required to (i) fix a date for the redemption and (ii) provide notice to the registered holders of the Warrants at least 30 days prior to the redemption date. We will mail any such notice of redemption by first class mail, postage prepaid, not less than 30 days prior to the redemption date to registered Warrant holders. The notice will be sent to each registered holder’s last address as it appears on the registration books. Any notice so mailed will be conclusively presumed to have been duly given, whether or not the registered holder actually receives such notice.
On and after the redemption date, the record holder of the warrants will have no further rights except to receive, upon surrender of the warrants, the redemption price.

Transfers and Exchanges
Warrants may be exchanged or transferred upon surrender of the Warrant to the warrant agent, together with a written request for exchange or transfer. Upon any transfer, a new Warrant representing an equal aggregate number of Warrants will be issued and the old Warrant will be cancelled by the warrant agent.
Book-entry Warrants may be transferred only in whole and Warrants bearing a restrictive legend may transferred or exchanged only if the Warrant agent has received an opinion of counsel stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.
No Rights as a Shareholder
A Warrant does not entitle the holder to any of the rights of a shareholder of our company, including, without limitation, the right to receive dividends or other distributions, exercise any preemptive right to vote or to consent or the right to receive notice as shareholders in respect of the meetings of shareholders or the appointment of directors of our company or any other matter.